UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under § 240.14a-12

Biolase, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On July 30, 2014, Biolase, Inc. issued the following press release:

BIOLASE ANNOUNCES THAT NON-EXECUTIVE BOARD MEMBER

FEDERICO PIGNATELLI HAS WITHDRAWN HIS LAWSUIT AGAINST COMPANY

IRVINE, CA (July 30, 2014) – BIOLASE, Inc. (BIOL), the world’s leading dental laser manufacturer and distributor, announced today that non-executive board member Federico Pignatelli yesterday withdrew his lawsuit against the Company and four other members of BIOLASE’s board of directors.

Mr. Pignatelli filed the lawsuit on July 21, 2014 in Delaware Chancery Court and had sought, among other things, expedited proceedings with respect to his claims relating to his attempt to nominate candidates for election to BIOLASE’s board of directors, the Company’s and certain directors’ alleged breach of an agreement to nominate Mr. Pignatelli as a director candidate at the upcoming annual meeting, voting rights of shares issued in the Company’s July 22, 2014 “at market” private placement and the Company’s recently enacted bylaw amendments, including the fee-shifting bylaw provision. The BIOLASE annual meeting remains scheduled for August 27, 2014.

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About BIOLASE, Inc.

BIOLASE, Inc. is a biomedical company that develops, manufactures, and markets innovative lasers in dentistry and medicine and also markets and distributes high-end 2D and 3D digital imaging equipment, CAD/CAM intraoral scanners, and in-office milling machines and 3D printers; products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s proprietary laser products incorporate approximately 300 patented and patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold more than 25,000 laser systems. Other laser products under development address ophthalmology and other medical and consumer markets.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, LinkedIn at www.linkedin.com/company/biolase, Google+ at www.google.com/+BIOLASEIrvine, Instagram at www.instagram.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and WaterLase® are registered trademarks of BIOLASE, Inc.

Important Additional Information

BIOLASE, Inc. (“BIOLASE”), its directors and its executive officers are deemed to be participants in the solicitation of proxies from BIOLASE stockholders in connection with BIOLASE’s 2014 annual meeting of stockholders. BIOLASE has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from BIOLASE stockholders. BIOLASE STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN

IMPORTANT INFORMATION. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement filed with the SEC. Stockholders are able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by BIOLASE with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at BIOLASE’s website at www.biolase.com or by writing to BIOLASE at 4 Cromwell, Irvine, California 92618, Attention: Secretary.

For further information, please contact:

MEDIA:

Sard Verbinnen & Co

Steven Goldberg	(310.201.2040)
Patrick Scanlan	(212.687.8080)

INVESTORS:

MacKenzie Partners, Inc.

Dan Burch	(212.929.5500)
Paul Schulman	(212.929.5500)

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